Exhibit 5.1

TroyGould pc 1801 Century Park East, 16th Floor Los Angeles, California 90067-2367 Tel (310) 553-4441 | Fax (310) 201-4746 www.troygould.com

David L. Ficksman ● (310) 789-1290 ● dficksman@troygould.com	File No.

August 19, 2026

NextTrip, Inc. 1560 Sawgrass Corporate Parkway, Suite 400 Sunrise, Florida 33323

Re:	Registration Statement on Form S-3 NextTrip, Inc.

Ladies and Gentlemen:

As legal counsel to NextTrip, Inc., a Nevada corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-3, including the prospectus constituting a part thereof (the “Registration Statement”), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration for resale under the Registration Statement of an aggregate of 3,402,063 shares (the “Registered Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), consisting of (i) 2,371,135 issuable upon conversion of a Senior Secured Convertible Note (the “Note”) issued to Lind Global Fund III LP (“Lind”) and (ii) 1,030,928 shares of common stock (the “Warrant Shares”) issuable upon the exercise of Warrants (the “Warrants”). The Note and Warrants were issued to Lind pursuant to a Securities Purchase Agreement dated as of July 21, 2026 between the Company and Lind. The facts, as we understand them, are set forth in the Registration Statement.

With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

A. The Amended and Restated Certificate of Incorporation of the Company, as amended;

B. The Amended and Restated Bylaws of the Company, as amended;

C. The Note;

D. The Warrants;

E. Resolutions of the Board of Directors of the Company approving, among other things, the issuance of the Registered Shares;

F. The Registration Statement; and

NextTrip, Inc.

August 19, 2026

G. Such other documents and records and other certificates and instruments and matters of law as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic, and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, based solely upon our review of items A through E above, it is our opinion that the Registered Shares have been duly authorized, the Conversion Shares, when issued by the Company upon conversion of the Note in accordance with the terms thereof, will be validly issued, fully paid and non-assessable, and the Warrant Shares, when issued by the Company upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid, and nonassessable.

We express no opinion as to the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than federal securities laws and the substantive laws of the state of Nevada, including judicial interpretations of such laws. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

We hereby expressly consent to any reference to our firm in the Registration Statement, inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this Opinion with any other appropriate governmental agency.

Very truly yours,

/s/ TroyGould PC
TroyGould PC